Exhibit 10.12

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of October 1, 2004 between CARE CONCEPTS I, INC., a Delaware corporation (the "Corporation"), and Steve Markley, an individual ("Executive").

      WHEREAS, Executive has been in the employ of the Corporation as its Chief Executive Officer or other Officer position as directed by the company; and

      WHEREAS, the Corporation desires to assure the continuation of Executive's services in connection with its business and that of its subsidiaries and affiliates;

      THEREFORE, in consideration of the premises and covenants herein set forth, it is agreed as follows:

      1. Employment. Corporation hereby employs Executive and Executive accepts such employment

      2. Term of Employment. The term of Executive's employment hereunder shall continue for three (3) years.

      3. Duties. Executive shall be employed and perform duties similar to those that he is now performing on behalf of Corporation.

      4. Compensation. For all services he may render to the Corporation during the term of this Agreement, including services as officer, director or member of any committee of the Board of Directors of the Corporation and its subsidiaries, Executive shall receive the following compensation:

            4.1 Executive shall receive a base salary at the rate of $126,000.00 per year, to be paid twice monthly, on the 15th of each month, and on the last day of each month..

      5. Benefits. During the term of this Agreement, Executive shall be entitled to the following executive benefits:

            5.1 Executive shall be entitled to vacation time without reduction in salary, in accordance with the corporate policies.

            5.2 During the period of his employment, Executive shall be reimbursed in accordance with the corporate policies, for traveling and other business expenses incurred in connection with the performance of his duties hereunder, subject to reasonable

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verification as required in order for the Corporation to comply with applicable laws and regulations and accounting practices.

            5.3   Executive shall not be required to relocate.

            5.4 Executive shall be provided paid health insurance for himself and his family.

            5.5 Executive shall be entitled to all other benefits of employment generally available to members of management of the Corporation.

      6. Termination. The employment of Executive may be terminated at any time by:

            (i) Action of the Board of Directors at any time prior to the expiration of the three-year duration by tendering to Executive full payment of all compensation due for the remainder of this Agreement as a condition concurrent with Notice of Termination.

            6.1 If Executive's employment is terminated prior to the expiration of the three-year term, Executive agrees to accept an immediate cash payment for the balance due, including health insurance valued at $10,000 per year ("Termination Payment").

            6.2 Alternately, Executive will accept a one-time Termination Payment of the Company's common stock under the following terms:

            i. The number of shares to be issued shall be 120 percent of the amount equal to $34,000 each quarter, which includes salary and health insurance premiums, and shall include payment in stock for any and all quarters for which Executive would have earned his salary under this Agreement.

            ii. The stock price to be used to calculate the number of shares to be issued shall be equal to the average closing price on the five days prior to the date the termination payment is due.

            iii. If the Company for any reason fails to make the termination payment within two weeks after the termination date, then the payment due shall be equal to twice the number of shares (200 percent of the shares), due on the termination date.

            iv. The shares issued as alternate compensation shall be registered with the Securities and Exchange Commission on a Form S-8 or any applicable registration statement by which the shares may be registered in an expedient manner, including but not limited to an S-3 or piggyback rights to any pending SB-2, and shall be free trading shares at issuance.

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            v. In the event that the Company opts to pay Executive for the balance of his Agreement in the Company's common stock, the Company shall also issue five warrants for each share of Common Stock issued pursuant to this Section 6.2, (the "Warrants") to purchase shares of Common Stock issuable upon such conversion. The exercise price for each block of five Warrants is fifty cents (0.50) and shall be substantially the form annexed hereto as Exhibit A. Executive shall be entitled to Registration rights for the common stock underlying the warrants immediately following the Company's notice to Executive that it will pay the Termination Payment in the Company's common stock. The underlying shares of stock available upon exercise of said warrants shall receive piggyback registration to any current filing the Company is engaged in at the time it notifies Executive of its intent to pay the Termination Payment in common stock, or separately on a Form S-3 or any other applicable registration form to render the underlying shares free trading as soon as practicable.

      7.    Default.

            7.1 For purposes hereof, the following shall constitute an event of default ("Event of Default"): the failure of the Corporation to pay to Executive any amount due under this Agreement within ten (10) days after it is due.

            7.2 Upon the occurrence of an Event of Default, the total amount to be paid under this Agreement, including health insurance benefits of $10,000 per year, (the "Default Amount") shall, at the option of Executive, become immediately due and payable without notice or demand. In such event, the Executive may forthwith give written notice to the corporation, whereupon the corporation shall, at its expense, promptly deliver payment to such place as the Executive may designate.

            7.3 The corporation may elect to pay Executive, in the Event of Default, in shares of the Company's common stock governed by the following terms and conditions:

            i. The number of shares to be issued shall be 120 percent of the amount equal to $34,000 each quarter, which includes salary and health insurance premiums, and shall include payment in stock for any and all quarters for which Executive would have earned his salary under this Agreement.

            ii. The stock price to be used to calculate the number of shares to be issued shall be equal to the average closing price on the five days prior to the date the Executive give written notice to the Company that payment is due.

            iii. If the Company for any reason fails to make the payment within two weeks after Executive gives written notice to Company that payment is due, then the payment due shall be equal to twice the number of shares

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            (200 percent of the shares), due on the date Executive gives written notice of payment due.

            iv. The shares issued as alternate compensation shall be registered with the Securities and Exchange Commission on a Form S-8 or any applicable registration statement by which the shares may be registered in an expedient manner, including but not limited to an S-3 or piggyback rights to any pending SB-2, and shall be free trading shares at issuance.

            v. In the event that the Company opts to pay Executive for the balance of his Agreement in the Company's common stock, the Company shall also issue five warrants for each share of Common Stock issued pursuant to this Section 6.2, (the "Warrants") to purchase shares of Common Stock issuable upon such conversion. The exercise price for each block of five Warrants is fifty cents (0.50) and shall be substantially the form annexed hereto as Exhibit A. Executive shall be entitled to Registration rights for the common stock underlying the warrants immediately following the Company's notice to Executive that it will pay the Termination Payment in the Company's common stock. The underlying shares of stock available upon exercise of said warrants shall receive piggyback registration to any current filing the Company is engaged in at the time it notifies Executive of its intent to pay the Termination Payment in common stock, or separately on a Form S-3 or any other applicable registration form to render the underlying shares free trading as soon as practicable.

      8.    Assignment, Change in Control

            8.1 The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Corporation, including in the event of a Change in Control. Change in Control shall mean any transaction or series of related transactions, whether involving the Corporation, the Holders of any class or series of its Stock (whether now or hereafter authorized), or both, resulting in any Person or group of Persons acting in concert who were not theretofore the Holder or Holders of Voting Securities enabling the Holder or Holders thereof to cast more than a majority of the votes which may be cast for the election of directors becoming the Holder or Holders of at least such amount of Voting Securities (for such purpose, treating instruments or Securities issued in such transaction which are convertible into or exchangeable or exercisable for Voting Securities as being so converted, exchanged or exercised upon issuance, regardless of the terms thereof).

      9.    Miscellaneous.

            9.1 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

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The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

            9.2 Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, at the address of its principal place of business, and any notice to be given to Executive shall be addressed to him at his home address last shown on the records of the Corporation, or such other address as either party may hereafter designate in writing to the other. Any notice shall be deemed duly given when mailed by registered or certified mail, postage prepaid, as provided herein.

            9.3 The provisions of the Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

            9.4 This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARE CONCEPTS I, INC.

By: /s/ C. Gary Spaniak
    -------------------
Title: PRESIDENT

/s/ Steve Markley
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STEVE MARKLEY
EXECUTIVE